Exhibit 21.02

NEW ALOHA CORPORATION.

Subsidiaries

As of March 13, 2006

	JURISDICTION OF ORGANIZATION	PERCENTAGE OF VOTING SECURITIES OWNED BY IMMEDIATE PARENT
NEW ALOHA CORPORATION
New Diamond Sub, Inc.	Delaware Corporation	100%